Exhibit 5.2

draft
Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR davispolk.com

April 15, 2025

Diageo plc

16 Great Marlborough Street

London W1F 7HS

United Kingdom

Diageo Investment Corporation

175 Greenwich Street

3 World Trade Center

New York, NY 10007

United States

Ladies and Gentlemen:

Diageo Investment Corporation, a corporation organized under the laws of the state of Delaware (the “Company”), and Diageo plc, a public limited company incorporated under the laws of England and Wales, as guarantor (the “Guarantor”), have filed with the Securities and Exchange Commission a Registration Statement on Form F-3ASR (File No. 333-269929), (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $750,000,000 aggregate principal amount of the Company's 5.125% Fixed Rate Notes due 2030 (the "2030 Notes”) and $750,000,000 aggregate principal amount of the Company's 5.625% Fixed Rate Notes due 2035, the “2035 Notes” and together with the 2030 Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of an indenture dated as of June 1, 1999 (the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon (as successor in interest to Citibank, N.A. by virtue of the Agreement of Resignation, Appointment and Acceptance dated as of October 16, 2007 among the Guarantor, the Company, Diageo Capital plc, Diageo Finance B.V., Citibank, N.A. and The Bank of New York Mellon), as trustee (the “Trustee”). The Notes will be guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 10, 2025 and the Pricing Agreement dated April 10, 2025 (the “Pricing Agreement” and together with the Underwriting Agreement, the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein (the “Underwriters”). We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability , and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law or the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

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Assuming the due authorization of the Notes by the Company and the due authorization of the Guarantee included in the Indenture by the Guarantor, the Guarantee, assuming that the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights; provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law or the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Guarantor is validly existing as a corporation under the laws of England and Wales. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of England and Wales, we have relied, without independent inquiry or investigation, on the English law opinion of Slaughter and May to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

April 15, 2025	2